EXHIBIT 99.1

American River Bankshares Reports Third Quarter 2012 Results

Sacramento, CA, October 18, 2012 – American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $780,000, or $0.08 per diluted share for the third quarter of 2012 compared to $1.0 million or $0.11 per diluted share for the third quarter of 2011. For the nine months ended September 30, 2012, net income was $2.3 million or $0.24 per diluted share, compared to $1.5 million or $0.15 per diluted share for the nine months ended September 30, 2011. A reduction in the provision for loan and lease losses, due to continuing improvement in asset quality, contributed to the profitability for the quarter and on a year-to-date basis.

“The third quarter marked a new phase for our Company as we united our three bank names under the American River Bank brand; launched a multi-media marketing campaign; and introduced REACH Business Blueprint, a business analysis tool that is a clear differentiator for our bank,” said David Taber, President and CEO of American River Bankshares.  “After more than a year of research, planning and restructuring, American River Bank is positioned like never before to dominate as the regional bank of choice for business owners that want a strong, stable partner that can offer exceptional client service combined with an elite level of business expertise.”

Taber continued, “While our team has put a considerable amount of effort into generating loan production, our actual loan growth has not reflected those efforts. We booked $13 million in new loan originations this quarter, compared to only $5 million in the third quarter of 2011, but payoffs continue to outpace new loan demand.”

Financial Highlights

•	Nonperforming assets (“NPAs”) declined to $20.5 million, or 3.50% of total assets at September 30, 2012, compared to $21.0 million or 3.57% of total assets at June 30, 2012, $21.7 million, or 3.73% of total assets at December 31, 2011, and $24.8 million or 4.27% of total assets a year ago.

•	The allowance for loan and lease losses was $5.9 million (2.15% of total loans and leases) at September 30, 2012, compared to $6.2 million (2.18% of total loans and leases) in the preceding quarter, $7.0 million (2.34% of total loans and lease) at December 31, 2011, and $7.9 million (2.51% of total loans and leases) one year ago. The allowance for loan and lease losses to nonperforming loans and leases increased to 87.6% at September 30, 2012, from 58.1% in the preceding quarter, 52.5% at December 31, 2011, and 37.6% one year ago.

•	The Company’s subsidiary, American River Bank, remains above the well-capitalized regulatory capital guidelines. At September 30, 2012, American River Bank’s Leverage capital ratio was 12.7% compared to 12.3% at December 31, 2011 and one year ago; the Tier 1 Risk Based Capital ratio was 22.4% compared to 20.2% at December 31, 2011 and 19.9% one year ago; and the Total Risk Based Capital ratio was 23.6% compared to 21.5% at December 31, 2011 and 21.2% one year ago.

•	The third quarter 2012 net interest margin was 3.88%, compared to 3.93% for the second quarter of 2012 and 4.39% for the third quarter of 2011.

•	Shareholders’ equity was $93.8 million at September 30, 2012, down from $94.1 million at December 31, 2011 and $93.1 million at September 30, 2011. Tangible book value grew 6% from $7.85 per share at December 31, 2011 and 7% from $7.74 per share at September 30, 2011 to $8.31 per share at September 30, 2012. Book value per share increased 6% from $9.51 per share and 7% from $9.41 per share to $10.06 per share at September 30, 2012.

Page 4 of 13 Pages

Northern California Economic Update

Management at American River Bank prepares a quarterly credit market and economic conditions report for internal use that analyzes the past six rolling quarters within the three markets in which the Company does business – Sacramento, Sonoma and Amador Counties. In general, the data included in the report shows economic indicators in these markets trending upwards through the end of 2011, moving the economy off of its low of the past few years. This trend dipped slightly in the first quarter of 2012, reported mixed results in the second and third quarters. Activity in the residential market is generally positive at the end of the third quarter, commercial real estate trends show little change and there is also little change in employment reports. As stated in previous market reports, positive trends and ongoing tangible signs of sustained growth are required before management can determine the viability of the economic recovery in each of these regions.

Commercial Real Estate. In Sacramento County, office vacancy dropped to 17.2%, the lowest rate in over two years; retail vacancy, at 9.7%, is unchanged for the quarter and a small improvement from 10.0% one year ago; and industrial vacancy is 12.4%, equal to one year ago but higher than 11.8% at year-end 2011. In Sonoma County, after increasing in the first quarter, office vacancies dropped to 22.7%, lower than at year-end and equal to one year ago; retail vacancies are 5.6%, slightly above the first quarter but a great improvement compared to 7.1% reported a year ago; and industrial vacancies dropped to 14.0% from 15.0% at the end of the first quarter of 2012 but are higher than 13.1% reported one year ago. In both counties, absorption of commercial real estate is mixed. In Sacramento, all three property types had positive absorption in Q312 and office and retail have been positive for six consecutive quarters; however, industrial absorption has been negative in two of the past six quarters. Sonoma County, after four consecutive quarters of positive absorption, has had negative industrial absorption in each of the past three quarters and negative industrial absorption in two of the past three quarters. In Sacramento County commercial lease rates, after declining through the end of 2011, showed slight increases in Q112 and almost no change through Q312. Sonoma County lease rates have declined for office and industrial properties but continue to improve for retail.

Residential Real Estate. Residential real estate data is focused on California and the markets we serve, and is easiest measured by tracking foreclosure activity (number of filings and results of closed foreclosures) and in home sales (median prices and asking prices). Positive trends continue in residential foreclosure activity with continued reductions in the number of Default and Sales notices. Statewide, through the first nine months of 2012 on an annualized basis, the number of defaults is less than half that were filed in 2009, is 30% lower than 2010, and is 17% lower than 2011. Notice of Sale filings are down by similar percentages. Most notable is the number of closed foreclosures that are being purchased by third parties. For all of 2011, California third party bids were 25% of trustee sales; through the first nine months of 2012, this percentage was 39%. In Sacramento, through the first nine months of 2012, third party bids were 54% compared to 26% for all of 2011; Sonoma County increased from 18% to 31%; and Amador County increased from 7% to 12%. After steady drops in asking prices and median sales prices through the first three months of 2012, these numbers increased in all three of our markets during the second and third quarters of 2012. Compared to year-end 2011, aggregate median sales prices increased 19% in our markets, and asking prices increased by 32%. Also, in Sacramento, for the second consecutive quarter, the number of homes listed for sale represents less than one month of inventory.

Employment. After an increase in unemployment to 11.5% in California in the first quarter of 2012, it dropped to 10.4% at Q212 and is up to 10.6% at Q312; state unemployment remains above the national average (unchanged at 8.2% for the past three quarters). At the end of August, 2012, and compared to one year ago, all three of our markets improved; Sacramento unemployment rate was reported to be 10.7%, Sonoma was reported to be 8.3% and Amador was reported to be 11.5%. In addition, job growth in California has been positive for each of the past four quarters, averaging 57,500 new jobs each quarter. In our markets over the past four quarters, job growth is up 2.2% in Sacramento County, up 3.5% in Sonoma County and down 3.1% in Amador County.

Page 5 of 13 Pages

Asset Quality and Balance Sheet Review

American River Bankshares’ assets increased to $584.6 million at September 30, 2012, compared to $581.5 million at December 31, 2011, and $581.7 million at September 30, 2011.

Net loans totaled $270.2 million at September 30, 2012, down from $293.7 million at December 31, 2011 and down from $306.6 million at September 30, 2011, with a significant portion of the decline from one year ago related to a decrease in nonperforming loans. Nonperforming loans decreased $14.2 million (67.7%) from $21.0 million at September 30, 2011 to $6.8 million at September 30, 2012. Nonperforming loans decreased $6.6 million (49.3%) from $13.4 million at December 31, 2011. Nonperforming loans as a percentage of loans and leases were 2.45% at September 30, 2012 compared to 4.46% at December 31, 2011 and 6.67% one year ago. The decrease in nonperforming loans was predominately the result of charge offs, payoffs and transfers to other real estate owned (“OREO”).

The loan portfolio at September 30, 2012 included: real estate loans of $229.4 million (83% of the portfolio), commercial loans of $32.4 million (12% of the portfolio) and other loans, which consist mainly of leases and consumer loans, of $14.5 million (5% of the portfolio). The real estate loan portfolio at September 30, 2012 includes: owner-occupied commercial real estate loans of $95.4 million (42% of the real estate portfolio), investor commercial real estate loans of $97.4 million (42% of the real estate portfolio), construction and land development loans of $8.7 million (4% of the real estate portfolio) and other loans, which consist of residential and multi-family real estate loans, of $27.9 million (12% of the real estate loan portfolio).

NPAs include nonperforming loans and leases and other real estate owned. Nonperforming loans include all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection. NPAs declined to $20.5 million at September 30, 2012 from $21.7 million at year end 2011 and from $24.8 million at September 30, 2011. The NPAs to total assets ratio stood at 3.50% at the end of September of this year, down from 3.73% nine months earlier and 4.27% one year ago.

Loans measured for impairment decreased to $26.0 million at the end of September 2012, compared to $30.1 million at December 31, 2011, and $38.8 million a year ago. This decrease relates to resolution of these loans through pay off, charge-off, sale or transfer to OREO. The provision for loan and lease losses for the third quarter of 2012 was $410,000 compared to $550,000 for the third quarter of 2011. Net charge-offs in the third quarter of 2012 totaled $677,000 compared to $549,000 in the third quarter of 2011. The provision for loan and lease losses for the first nine months of 2012 was $1,365,000 compared to $3,625,000 for the first nine months of 2011. Net charge-offs in the first nine months of 2012 totaled $2,472,000 compared to $3,322,000 in the first nine months of 2011.

The Company evaluates nonperforming loans, measures for impairment and assigns specific reserves when necessary. At September 30, 2012, specific reserves of $455,000 were recorded on nonperforming loans of $2.0 million that were considered impaired and had a specific reserve compared to $1.1 million on nonperforming loans of $7.8 million at December 31, 2011 and $943,000 on nonperforming loans of $11.7 million at September 30, 2011. In addition, there were 12 loans totaling $2.5 million, which are included in the $6.8 million of nonperforming loans and leases, that have been modified and are considered troubled debt restructures at September 30, 2012. At September 30, 2011 there were 15 loans totaling $7.1 million that had been modified and were considered troubled debt restructures, which were also included in the nonperforming loan totals. All of the loans and leases considered troubled debt restructures have been evaluated for impairment under generally accepted accounting principles.

At September 30, 2012, the Company had 23 OREO properties totaling $13.7 million. This compares to one mobile home and 21 properties totaling $8.2 million at December 31, 2011 and one mobile home and 22 properties totaling $3.9 million at September 30, 2011. During the third quarter of 2012, the Company sold three properties for a $12,000 net loss and added six properties with net book values of $3.9 million.

Page 6 of 13 Pages

The Company decreased the balances on four properties that had been obtained in prior quarters by $272,000 for which updated appraised values were received in the current quarter.  This adjustment was charged to OREO expense.  Furthermore, results of legal proceedings caused the Company to increase the value of an existing OREO property by $248,000. At September 30, 2012, the OREO valuation allowance totaled $40,000.  This compares to a valuation allowance of $56,000 at December 31, 2011 and $126,000 at September 30, 2011.

Investment securities, which includes stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $233.9 million at September 30, 2012, up $18.1 million or 8% from $215.8 million at December 31, 2011 and up $43.0 million or 24% from $180.9 million at September 30, 2011.  At September 30, 2012, the investment portfolio was comprised of 85% in mortgage-backed securities issued by government sponsored entities, 13% in obligations of states and political subdivisions and 2% in FHLB Stock and corporate bonds.

At September 30, 2012, total deposits were $466.7 million, compared to $462.3 million at December 31, 2011 and $463.6 million one year ago. Core deposits grew 1% to $367.2 million at September 30, 2012 from $364.6 million at December 31, 2011 and from $364.3 million at September 30, 2011. The Company considers all deposits except time deposits as core deposits.

At September 30, 2012, noninterest-bearing demand deposits accounted for 30% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 11%, money market balances were 27% and time certificates were 21% of total deposits. At September 30, 2011, noninterest-bearing demand deposits accounted for 29% of total deposits, interest-bearing demand accounts were 9%, savings deposits were 10%, money market balances were 31% and time certificates were 21% of total deposits.

Shareholders’ equity increased to $93.8 million at September 30, 2012 compared to $93.1 million at September 30, 2011; but decreased from $94.1 million at December 31, 2011.  The increase from September 30, 2011 was driven by an increase in the unrealized gain on securities of $1.4 million and net income of $3.4 million that was partially offset by $4.2 million in reduction of common stock primarily due to shares of common stock repurchased under the Company’s 2012 Stock Repurchase Program (the “Repurchase Program”).  The decrease in equity from December 31, 2011 was also related to the repurchases made under the Repurchase Program.  During 2012, the Company repurchased 575,389 shares of its common stock under the Repurchase Program.

Net Interest Income

Third quarter 2012 net interest income was down 10% to $4.9 million from $5.4 million in the third quarter of 2011; and for the nine months ended September 30, 2012, net interest income decreased 10% to $14.7 million from $16.3 million for the nine months ended September 30, 2011. The net interest margin as a percentage of average earning assets was 3.88% in the third quarter of 2012, compared to 3.93% in the prior quarter and 4.39% in the third quarter of 2011. For the nine months ended September 30, 2012, the net interest margin was 3.94% compared to 4.41% for the nine months ended September 30, 2011. Interest income for the third quarter of 2012 decreased 12% to $5.3 million from $6.1 million for the third quarter of 2011; and for the nine months ended September 30, 2012, interest income decreased 12% to $16.2 million from $18.4 million for the nine months ended September 30, 2011. Interest expense for the third quarter of 2012 decreased 27% to $470,000 from $640,000 for the third quarter of 2011; and for the nine months ended September 30, 2012, interest expense decreased 29% to $1.5 million from $2.0 million for the nine months ended September 30, 2011.

Page 7 of 13 Pages

The average yield on earning assets declined from 4.90% in the third quarter of 2011 to 4.25% for the third quarter of 2012 and for the nine months ended September 30, 2012, declined to 4.32% from 4.95% for the nine months ended September 30, 2011. Much of the decline in yields can be attributed to the overall lower interest rate environment, a decrease in average loans and an increase in average balances of lower yielding investment securities. Although the foregone interest on nonaccrual loans decreased in the third quarter of 2012 compared to the third quarter of 2011, it continues to have an impact on the net interest margin. During the third quarter of 2012, foregone interest income on nonaccrual loans was approximately $129,000, compared to foregone interest of $398,000 during the third quarter of 2011. The foregone interest had a 9 basis point negative impact on the yield on earning assets during the third quarter of 2012 compared to a 32 basis point negative impact during the third quarter of 2011.

The average balance of earning assets increased 2.1% from $496.5 million in the third quarter of 2011 to $506.7 million in the third quarter of 2012 and for the nine months ended September 30, 2012 increased 1.1% to $506.8 million from $501.3 million for the nine months ended September 30, 2011. While the increase in average earning assets was minimal, there was a significant change in the mix of the assets as principal reductions from loan paydowns were invested into lower yielding investment securities. This mix change continues to contribute to the decrease in the yield on earning assets mentioned above.

When compared to the third quarter of 2011, average loan balances were down 13% to $277.8 million for the third quarter of 2012 and for the nine months ended September 30, 2012 decreased 12% to $287.6 million. Although the Company has continued to generate new loans, the production of new loans has not kept pace with loan payoffs. Compared to the third quarter of 2011, average investment securities were up 31% to $227.9 million during the third quarter of 2012.

The Company experienced a 3% increase in average deposits from $462.3 million during the third quarter of 2011 to $474.8 million during the third quarter of 2012 and for the nine months ended September 30, 2012, increased 2% to $469.7 million from $462.5 million for the nine months ended September 30, 2011. Average borrowings decreased 9% from $19.4 million during the third quarter of 2011 to $17.6 million during the third quarter of 2012 and for the nine months ended September 30, 2012, decreased 4% to $15.7 million from $16.4 million for the nine months ended September 30, 2011.

Noninterest Income and Expense

Noninterest income for the third quarter of 2012 declined 5% to $712,000 from $750,000 in the third quarter of 2011 and for the nine months ended September 30, 2012, was up 31% to $2.1 million from $1.6 million for the nine months ended September 30, 2011. The decrease in noninterest income on a quarter over quarter basis was primarily related to a decrease in gains from sale of investment securities offset by an increase in income from OREO properties. Gains from investment sales in the third quarter of 2012 were $1,000, down from $326,000 in the third quarter of 2011. Income from OREO properties was $262,000 compared to none in the third quarter of 2011. On a year to date basis, the gain from sale of investment securities totaled $75,000 in 2012 compared to $353,000 in 2011 and the income from OREO properties was $653,000 in 2012 compared to none in 2011. The increase in OREO property income was from rents received from foreclosed office buildings that the Company acquired in late 2011 and early 2012.

Noninterest expense for the third quarter of 2012 was up 5% to $4.2 million from $4.0 million in the third quarter of 2011 and was up slightly to $12.4 million during the first nine months of 2012 from $12.2 million for the nine months ended September 30, 2011. While the total expense did not change significantly from period to period, OREO related expense increased approximately 120% or $313,000 to $573,000 for the third quarter of 2012 compared to $260,000 for the third quarter of 2011 and increased 46% or $446,000 to $1,414,000 for the nine months in 2012 compared to $968,000 in the first nine months in 2011. The increase in OREO expenses is directly related to the type of OREO properties the Company now owns. Over the past twelve months the Company has acquired multiple office buildings, while these properties do produce rental income as described above, they also require a significant amount of expense to maintain. The Company experienced decreases in FDIC insurance expense of 19% or $32,000 from the third quarter of 2011 to the third quarter of 2012 and 41% or $290,000 for the nine months in 2011 compared to the nine months in 2012.

Page 8 of 13 Pages

The fully taxable equivalent efficiency ratio for the third quarter of 2012 increased to 73.71% from 62.93% for the third quarter of 2011 and for the nine months ended September 30, 2012, increased to 71.78% from 66.46% for the nine months ended September 30, 2011. The primary reason for the increase in the efficiency ratio is driven by the reduction of net interest income.

Earnings Conference Call

The third quarter earnings conference call will be held Thursday, October 18, 2012 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). David T. Taber, President and CEO, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2470 and entering the Conference ID 8291240. A recording of the call will be available twenty-four hours after the call’s completion on http://amrb.podbean.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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Page 9 of 13 Pages

American River Bankshares

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	September 30,	December 31,	September 30,
ASSETS	2012	2011	2011
Cash and due from banks	$28,651	$23,768	$50,562
Interest-bearing deposits in banks	1,000	1,250	1,749
Investment securities	233,900	215,814	180,907
Loans & leases:
Real estate	229,441	241,674	250,756
Commercial	32,385	42,108	42,908
Lease financing	1,886	1,725	2,152
Other	12,631	15,567	19,004
Deferred loan and lease origination fees, net	(213)	(302)	(318)
Allowance for loan and lease losses	(5,934)	(7,041)	(7,888)
Loans and leases, net	270,196	293,731	306,614
Bank premises and equipment, net	2,182	2,355	2,238
Goodwill and intangible assets	16,354	16,504	16,557
Other real estate owned, net	13,681	8,190	3,827
Accrued interest receivable and other assets	18,594	19,906	19,266
	$584,558	$581,518	$581,720

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$137,289	$133,440	$132,145
Interest checking	52,254	43,959	43,343
Money market	126,445	139,244	141,255
Savings	51,254	47,919	47,597
Time deposits	99,483	97,723	99,249
Total deposits	466,725	462,285	463,589
Short-term borrowings	2,000	5,000	5,000
Long-term borrowings	16,000	14,000	14,000
Accrued interest and other liabilities	5,987	6,134	6,019
Total liabilities	490,712	487,419	488,608
Total shareholders’ equity	93,846	94,099	93,112
	$584,558	$581,518	$581,720

Ratios:
Nonperforming loans and leases to total loans and leases	2.45%	4.46%	6.67%
Net chargeoffs to average loans and leases (YTD)	1.15%	1.29%	1.35%
Allowance for loan and lease losses to total loans and leases	2.15%	2.34%	2.51%

American River Bank Capital Ratios:
Leverage Capital Ratio	12.69%	12.34%	12.30%
Tier 1 Risk-Based Capital Ratio	22.37%	20.21%	19.91%
Total Risk-Based Capital Ratio	23.62%	21.47%	21.17%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	12.70%	13.09%	13.02%
Tier 1 Risk-Based Capital Ratio	22.39%	21.52%	21.11%
Total Risk-Based Capital Ratio	23.65%	22.78%	22.38%

Page 10 of 13 Pages

 American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Third	Third		For the Nine Months
	Quarter	Quarter	%	Ended September 30,		%
	2012	2011	Change	2012	2011	Change
Interest income	$5,334	$6,070	(12.1)%	$16,168	$18,391	(12.1)%
Interest expense	470	640	(26.6)%	1,454	2,043	(28.8)%
Net interest income	4,864	5,430	(10.4)%	14,714	16,348	(10.0)%
Provision for loan and lease losses	410	550	(25.5)%	1,365	3,625	(62.3)%
Total noninterest income	712	750	(5.1)%	2,099	1,637	28.2%
Total noninterest expense	4,219	3,986	5.8%	12,382	12,234	1.2%
Income before provision for income taxes	947	1,644	(42.4)%	3,066	2,126	44.2%
Provision for income taxes	167	595	(71.9)%	729	650	12.2%
Net income	$780	$1,049	(25.6)%	$2,337	$1,476	58.3%

Basic earnings per share	$0.08	$0.11	(27.3)%	$0.24	$0.15	60.0%
Diluted earnings per share	$0.08	$0.11	(27.3)%	$0.24	$0.15	60.0%
Averarge diluted shares outstanding	9,297,505	9,858,878		9,553,482	9,857,019

Net interest margin as a percentage of average earning assets	3.88%	4.39%		3.94%	4.41%

Operating Ratios:
Return on average assets	0.52%	0.72%		0.53%	0.34%
Return on average equity	3.34%	4.53%		3.33%	2.17%
Return on average tangible equity	4.05%	5.53%		4.04%	2.66%
Efficiency ratio (fully taxable equivalent)	73.71%	62.93%		71.78%	66.46%

Page 11 of 13 Pages

American River Bankshares

Condensed Consolidated Statements of Income (Unaudited)

Trailing Four Quarters

 (Dollars in thousands, except per share data)

	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter
	2012	2012	2012	2011
Interest income	$5,334	$5,324	$5,510	$5,808
Interest expense	470	482	502	565
Net interest income	4,864	4,842	5,008	5,243
Provision for loan and lease losses	410	375	580	—
Total noninterest income	712	694	693	471
Total noninterest expense	4,219	4,051	4,112	4,067
Income before provision for income taxes	947	1,110	1,009	1,647
Provision for income taxes	167	265	297	619
Net income	$780	$845	$712	$1,028

Basic earnings per share	$0.08	$0.09	$0.07	$0.10
Diluted earnings per share	$0.08	$0.09	$0.07	$0.10

Net interest margin as a percentage of average earning assets	3.88%	3.93%	4.01%	4.24%

Averarge diluted shares outstanding	9,297,505	9,532,203	9,833,550	9,862,310
Shares outstanding-end of period	9,327,920	9,328,481	9,742,634	9,890,909

Operating Ratios (annualized):
Return on average assets	0.52%	0.58%	0.49%	0.70%
Return on average equity	3.34%	3.64%	3.03%	4.38%
Return on average tangible equity	4.05%	4.41%	3.67%	5.32%
Efficiency ratio (fully taxable equivalent)	73.71%	71.31%	70.33%	69.43%

Page 12 of 13 Pages

American River Bankshares

Analysis of Net Interest Margin on Earning Assets

(Taxable Equivalent Basis)

(Dollars in thousands)

Three months ended September 30,	2012			2011
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$277,793	$4,101	5.87%	$319,909	$4,777	5.92%
Taxable investment securities	198,106	858	1.72%	154,709	1,099	2.82%
Tax-exempt investment securities	29,806	453	6.05%	19,670	254	5.12%
Corporate stock	10	—	0.00%	12	—	—
Interest-bearing deposits in banks	1,000	2	0.80%	2,200	7	1.26%
Total earning assets	506,715	5,414	4.25%	496,500	6,137	4.90%
Cash & due from banks	41,054			48,835
Other assets	49,974			42,811
Allowance for loan & lease losses	(6,283)			(8,161)
	$591,460			$579,985

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$183,189	$155	0.34%	$180,554	$253	0.56%
Savings	51,726	28	0.22%	46,846	44	0.37%
Time deposits	100,202	212	0.84%	100,819	244	0.96%
Other borrowings	17,609	75	1.69%	19,435	99	2.02%
Total interest bearing liabilities	352,726	470	0.53%	347,654	640	0.73%
Noninterest bearing demand deposits	139,645			134,054
Other liabilities	6,085			6,379
Total liabilities	498,456			488,087
Shareholders’ equity	93,004			91,898
	$591,460			$579,985
Net interest income & margin		$4,944	3.88%		$5,497	4.39%

Nine months ended September 30,	2012			2011
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Loans and leases	$287,552	$12,655	5.88%	$328,185	$14,619	5.96%
Taxable investment securities	188,828	2,828	2.00%	153,712	3,251	2.83%
Tax-exempt investment securities	29,390	902	4.10%	17,297	675	5.22%
Corporate stock	9	4	59.37%	18	—	—
Interest-bearing deposits in banks	1,051	8	1.02%	2,106	18	1.14%
Total earning assets	506,830	16,397	4.32%	501,318	18,563	4.95%
Cash & due from banks	37,360			39,961
Other assets	47,626			42,409
Allowance for loan & lease losses	(6,531)			(7,913)
	$585,285			$575,775

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$182,833	$517	0.38%	$182,731	$829	0.61%
Savings	50,480	88	0.23%	46,152	148	0.43%
Time deposits	100,010	643	0.86%	103,613	787	1.02%
Other borrowings	15,741	206	1.75%	16,447	279	2.27%
Total interest bearing liabilities	349,064	1,454	0.56%	348,943	2,043	0.78%
Noninterest bearing demand deposits	136,354			130,027
Other liabilities	6,230			5,953
Total liabilities	491,648			484,923
Shareholders’ equity	93,637			90,852
	$585,285			$575,775
Net interest income & margin		$14,943	3.94%		$16,520	4.41%

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